Exhibit 10.1

Farmers National Banc Corp.

Third Amended and Restated Executive Separation Policy

Effective: June 22, 2021

1.	Purpose

Farmers National Banc Corp. (the “Company”) seeks to attract and retain the most qualified and capable professionals to serve in key executive positions to maximize the value of the Company for the benefit of the Company’s stockholders. To achieve this goal, the Company originally established this Executive Separation Policy effective November 7, 2013 (the “Original Effective Date”), adopted an Amended and Restated Executive Separation Policy effective June 23, 2015 (“First Amended Policy”), and adopted a Second Amended and Restated Executive Separation Policy effective June 1, 2017 (“Second Amended Policy”), to provide such employees with certain types of financial security and sufficient incentives to accept and continue their executive employment. This Third Amended and Restated Executive Separation Policy (this “Policy”) describes the separation pay and benefits that the Company will provide to Covered Executives (as defined below) if their employment with the Company terminates under certain circumstances. The Company also seeks through this Policy to ensure that the separation process is handled professionally and efficiently.

2.	Application to Covered Employees

A.

This Policy applies to the positions of Chief Executive Officer and President, Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, Chief Operating Officer, Chief Retail and Marketing Officer, Chief Wealth Management Officer, Chief Human Resource Officer, Chief Information Officer, Chief Risk Officer, Corporate Development Officer, and such other executive officers comprising the Company’s senior management team as may be designated annually by the Board of Directors (collectively, the “Covered Executives”).

B.

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) may, from time to time, designate other persons holding other executive positions who are not members of the Company’s Senior Management Committee as Covered Executives under this Policy and the level of severance pay and benefits that such persons shall receive under this Policy.

3.	Termination of Employment

The Company may terminate a Covered Executive’s employment with the Company, with or without Cause, and a Covered Executive may terminate his or her employment with the Company for or without Good Reason, subject, however, in each case, to the terms and conditions of any written employment agreement between the Covered Executive and the Company.

A.	Termination by Company for Cause or by Covered Executive Without Good Reason

If the Company terminates a Covered Executive’s employment with the Company for Cause, or a Covered Executive terminates his or her employment with the Company without Good Reason, the Covered Executive will be entitled to: (1) all earned but unpaid compensation for time worked through the Termination Date, to be paid on the Payment Date; and (2) any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs, including, without limitation, earned but unused vacation (the payments described in this Section 3.A are collectively referred to as the “Accrued Obligations”). Other than payment of the Accrued Obligations, a Covered Executive whose employment with the Company terminates as described in this Section 3.A shall not be entitled to receive any other severance pay or benefits. Nothing in the foregoing is intended to limit a Covered Executive’s ability to continue participating in the Company’s group health, dental and vision plans for the applicable COBRA continuation period, provided that the Covered Executive properly elects COBRA continuation coverage and pays the applicable COBRA premiums.

B.	Termination by Company Without Cause or by Covered Executive for Good Reason

If the Company terminates a Covered Executive’s employment with the Company without Cause, or a Covered Executive terminates his or her employment with the Company for Good Reason, the Company will, subject to the terms and conditions of this Policy, provide the severance pay and benefits set forth below to the Covered Executive based on the Covered Executive’s position on the date of termination.

(1)	If the Covered Executive is the Chief Executive Officer, the Covered Executive will receive the following severance pay and benefits:

(a)	the Accrued Obligations;

(b)

if the Covered Executive was employed by the Company on the Original Effective Date, a lump sum amount equal to 36 months of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date; if the Covered Executive was not employed by the Company on the Original Effective Date, a lump sum amount equal to 24 months of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(c)

a pro rata incentive bonus in a lump sum amount determined by multiplying the annual incentive that the Covered Executive would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the “target” level as based on a percentage of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), by a fraction, the numerator of which is the number of days elapsed during the calendar year prior to the Termination Date and the denominator of which is 365, to be paid on the Payment Date;

(d)

a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents, if any, were participating immediately prior to the termination, in order to continue to receive such benefits during the applicable COBRA coverage period, multiplied by (i) 36 if the Covered Executive was employed by the Company on the Original Effective Date, or (ii) 24 if the Covered Executive was not employed by the Company on the Original Effective Date; and

(e)

a lump sum payment in an amount not to exceed $10,000 for reasonable outplacement services by a firm selected by the Company, for a period of such services lasting not longer than one (1) year after the Termination Date.

(2)

If the Covered Executive is the Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, Chief Operating Officer, Chief Retail and Marketing Officer, Chief Wealth Management Officer, or Corporate Development Officer, the Covered Executive will receive the following severance pay and benefits:

(a)	the Accrued Obligations;

(b)

a lump sum amount equal to 18 months of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(c)

a pro rata incentive bonus in a lump sum amount determined by multiplying the annual incentive that the Covered Executive would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the “target” level as based on a percentage of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), by a fraction, the numerator of which is the number of days elapsed during the calendar year prior to the Termination Date and the denominator of which is 365, to be paid on the Payment Date;

(d)

a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents, if any, were participating immediately prior to the termination, in order to continue to receive such benefits during the applicable COBRA coverage period, multiplied by 18; and

(e)

a lump sum payment in an amount not to exceed $7,500 for reasonable outplacement services by a firm selected by the Company, for a period of such services lasting not longer than one (1) year after the Termination Date.

(3)

If the Covered Executive is not the Chief Executive Officer, Chief Financial Officer, Chief Banking Officer, Chief Credit Officer, Chief Wealth Management Officer, Chief Retail and Marketing Officer, or Corporate Development Officer, the Covered Executive will receive the following severance pay and benefits:

(a)	the Accrued Obligations;

(b)

a lump sum amount equal to 12 months of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), to be paid on the Payment Date;

(c)

a pro rata incentive bonus in a lump sum amount determined by multiplying the annual incentive that the Covered Executive would have earned under the Company’s annual incentive plan for the year in which the termination occurred, assuming that performance had been attained at the “target” level as based on a percentage of the Covered Executive’s then-current base salary (or, if greater, the base salary immediately prior to any reduction constituting Good Reason), by a fraction, the numerator of which is the number of days elapsed during the calendar year prior to the Termination Date and the denominator of which is 365, to be paid on the Payment Date;

(d)

a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents, if any, were participating immediately prior to the termination, in order to continue to receive such benefits during the applicable COBRA coverage period, multiplied by 12; and

(e)

a lump sum payment in an amount not to exceed $7,500 for reasonable outplacement services by a firm selected by the Company, for a period of such services lasting not longer than one (1) year after the Termination Date.

4.	Eligibility For Separation Pay and Benefits

Except with respect to the Accrued Obligations, the Company’s obligations to provide any severance pay and benefits under this Policy are conditioned upon the following:

A.

The Covered Executive’s execution prior to the first date that any payment (other than the Accrued Obligations) is to begin, of a valid, enforceable, full and unconditional release reasonably acceptable to the Company, generally in the form attached as Exhibit A hereto, of all claims whether known or unknown that the Covered Executive may have against the Company, its officers, fiduciaries, directors, agents, and employees as of the Termination Date.

B.	The Covered Executive agrees to the following:

(i)

Non-Competition. For a period of 12 consecutive months after the Termination Date, the Covered Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder (excluding the ownership of publicly-traded securities where such ownership does not exceed 1% of such securities outstanding), employee, officer, director, agent, principal, trustee or in any other business capacity whatsoever, engage in, become financially interested in, become employed by, render any consulting or business advice with respect to, or have any other connection with, any person or business entity engaged in the same business as the Company or an affiliate in any county where the Company or an affiliate maintains a branch or loan production office at the time of termination of the Covered Executive’s employment.

(ii)

Non-Solicitation of Customers. For a period equal to the lesser of (a) 24, or (b) the number of months of the Covered Executive’s base salary used as a multiplier in Section B(1)(b), B(2)(b), or B(3)(b) as applicable, consecutive months after the Termination Date, the Covered Executive shall not, directly or indirectly solicit Business from any customers, clients or business patrons of the Company or an affiliate who were customers, clients or business patrons of the Company or an affiliate at the time of termination of the Covered Executive’s employment.

(iii)

Non-Solicitation of Employees. For a period equal to the lesser of (a) 24, or (b) the number of months of the Covered Executive’s base salary used as a multiplier in Section B(1)(b), B(2)(b), or B(3)(b) as applicable, consecutive months after the Termination Date, the Covered Executive shall not, directly or indirectly employ or attempt to employ or solicit for employment any other individual who is employed by the Company or an affiliate at the time of termination of the Covered Executive’s employment.

(iv)

Confidential Information. The Covered Executive shall not directly or indirectly communicate or divulge any Confidential Information relating to the Company or an affiliate to any other person or business entity. All records, files, plans, documents and the like relating to the business of the Company or an affiliate, including but not limited to Confidential Information which the Executive has or will prepare, use or come into contact with shall remain the sole property of the Company or an affiliate, shall not be copied without written permission, and shall be returned immediately to the Company or an affiliate upon the Covered Executive’s termination of employment with the Company or an affiliate, or at the request of the Company or an affiliate at any time. Further, the Executive shall not directly or indirectly use or disclose to any other person or business entity any secret or Confidential Information of the Company or an affiliate without the prior written consent of an officer of the Company or an affiliate. The Executive further agrees to take all reasonable precautions to protect against the negligent or inadvertent disclosure of the secret or Confidential Information of the Company or an affiliate to any other person or business entity. If the Executive improperly uses or discloses any secret or Confidential Information of the Company or an affiliate, the Executive understands that the Covered Executive’s employment will be subject to termination for Cause. The Executive also recognizes that all writings, illustrations, drawings and other similar materials that embody or otherwise contain Confidential Information which the Executive may produce or which may be given to the Executive in connection with the Executive’s employment, are the property of the Company or an affiliate and it shall be the Executive’s obligation to deliver the same to the Company or an affiliate upon request, and upon termination of the Covered Executive’s employment with the Company or an affiliate for any reason.

(v)

Intellectual Property Rights. The Covered Executive agrees and acknowledges that all Work Product shall be the sole, exclusive and absolute property of the Company or an affiliate. All such Work Product shall be deemed to be works for hire and the Executive assigns to the Company all rights, title and interest in, to and under such Work Product, including but not limited to, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as the Company or an affiliate may desire to obtain. The Executive shall immediately disclose all Work Product to the Company or an affiliate and agrees, at any time upon the Company’s or an affiliate’s request and without additional compensation, to execute any documents and to otherwise cooperate with the Company or an affiliate respecting the perfection of its rights, title and interest in, to and under such Work Product, and in any litigation or other controversy in connection therewith, all reasonable expenses incident thereto to be borne by the Company or an affiliate. For purposes of this Policy, “Work Product” means any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable or registrable under copyright or trademark laws, or otherwise protectable under similar laws) that the Executive may conceive of, suggest, make, invent, develop or implement during the course of the Executive’s employment with the Company or an affiliate (whether individually or jointly with any other person), relating in any way to the Business, and all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or application therefore) and similar protections therein.

(vi)

Non-disparagement. The Covered Executive agrees that he or she will not knowingly make any statement or take any action likely to disparage or have an adverse effect on the Company’s business reputation; provided, however, that such restriction will not prevent the Covered Executive from making any statement or taking any action that is required by law.

(vii)

In the event of a breach by the Covered Executive of any covenant set forth in this Section 4(B), the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension. The restrictions provided in this Section 4(B) are in addition to any restrictions on competition or solicitation contained in any other agreement between the Company or an affiliate and the Executive. The provisions of this Section 4(B) constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. If the scope of any restriction contained in this Section 4(B) is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(viii)

Notwithstanding any other remedy available, the restrictions described in this Section 4(B) may be enforced by the Company, an affiliate and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. In the event the Company or an affiliate obtains a permanent injunction against the Executive after notice and the opportunity to appear, the Executive shall be liable to pay all costs, including reasonable attorneys’ fees, which the Company or an affiliate may incur in enforcing, to any extent, the provisions of this Agreement, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by the Company or an affiliate in any action to enforce this Agreement and which affirms and/or results in a permanent injunction. Any proceedings brought to enforce Section 5 of this Agreement shall be brought in the courts of Mahoning County, Ohio and the Executive expressly waives any objection or defense relating to jurisdiction or forum non-conveniens or similar doctrine or theory. The Executive acknowledges and agrees that the remedy at law for any breach of this Section 5 shall be inadequate, and that the Company or an affiliate shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights or remedies which the Company or an affiliate may have for any such breach. In addition to the injunctive remedies described herein, the Executive acknowledges and agrees that in the event of a final judicial determination against the Executive with respect to an actual or threatened breach by the Executive of this Section 5, the Company shall be entitled to withhold any remaining amounts payments payable under Section 3 of this Agreement.

C.

After the Termination Date, the Covered Executive agrees to provide reasonable assistance and cooperation with the Company concerning business or legal related matters about which the Covered Executive possesses relevant knowledge or information. Such cooperation will be provided only at the Company’s specific request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials). The Covered Executive will be reimbursed for the reasonable costs of providing assistance and cooperation, including, without limitation, reasonable travel and lodging expenses.

D.

The Company’s obligation to provide separation pay and benefits under this Policy will cease immediately if the Company determines that Covered Executive failed to comply with any of the foregoing conditions, and the Covered Executive will be required to return to the Company (with ten (10) days after request by the Company) any amounts the Company has paid to the Covered Executive under this Policy other than the Accrued Obligations.

5.	Section 409A

This Policy is intended to comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code.

Each payment under this Policy shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Covered Executive, directly or indirectly, designate the calendar year of any payment to be made under this Policy. If the Covered Executive dies following the Termination Date and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Covered Executive’s estate within 30 days after the date of the Covered Executive’s death.

All reimbursements and in-kind benefits provided under this Policy that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Policy be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Covered Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Covered Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the periods described in this Policy. Within the time period permitted by the applicable Treasury Regulations, the Company may modify this Policy, in the least restrictive manner necessary and without any diminution in the value of the payments to the Covered Executive, in order to cause the provisions of this Policy to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Covered Executive pursuant to Section 409A of the Code.

Notwithstanding anything in this Policy to the contrary, in the event that a Covered Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, as determined pursuant to the Company’s policy for identifying specified employees, on the date of the Covered Executive’s termination of employment and the Covered Executive is entitled to a payment and/or a benefit under this Policy that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Covered Executive’s termination of employment (or, if earlier, the date of the Covered Executive’s death). The first payment that can be made to the Covered Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.

6.	Employment at Will

Nothing in this Policy is to be construed such that a Covered Executive’s employment with the Company is anything other than employment “at will”.

7.	ERISA Provisions

This Policy is intended to be a plan whose participation is limited to a “select group of management or highly compensated employees” within the meaning of Sections 4(b)(5), 201(2), 301(a)(3) and 401(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The claims procedure set forth in U.S. Department of Labor Regulation Section 2560.503-1 are incorporated by reference into this Policy.

8.	Governing Law

The rights and obligations of the Covered Executives and the Company under this Policy will be governed and interpreted in accordance with the internal laws of the State of Ohio without regard to choice of law principles and to the extent not preempted by ERISA.

9.	Integration

This Policy supersedes and replaces the terms of any employment agreement, offer letter, or other agreement with the Company, including any agreement in respect of confidentiality, that governs the terms and conditions applicable to the Covered Executive’s separation from the Company and is in effect immediately prior to the Covered Executive’s termination of employment (“Alternative Agreement”) with respect to the payment of severance or benefits, to the extent that the Alternative Agreement provides for the payment of severance or benefits in an amount less than are payable under this Policy. To the extent that a Covered Executive is entitled to payment of severance or benefits under an Alternative Agreement in an amount greater than are payable under this Policy, the amount of severance or benefits shall be determined under the Alternative Agreement and the Covered Executive shall not be entitled to any payments of severance or benefits under this Policy.

For purposes of clarity, if a Covered Executive is or becomes a party to the Company’s Change in Control Agreement dated effective as of November 7, 2013 (or any successor form of agreement in respect of a change in control, collectively, a “Change in Control Agreement”) and is terminated under circumstances that would entitle the Covered Executive to payments and benefits under the Change in Control Agreement, the terms of the Change in Control Agreement, and not this Policy, will apply and the Covered Executive will not be eligible for the payment of severance or benefits under this Policy.

10.	Reservation of Rights

This Policy may be modified from time to time, or terminated in its entirety, in the sole discretion of the Compensation Committee. Any modifications made by the Compensation Committee for any Covered Executive will apply to all Covered Executives for purposes of this Policy (except to the extent expressly stated otherwise). Any modifications to, or the termination of, this Policy will not affect the rights of Covered Executives whose Termination Date preceded such modification or termination. The Compensation Committee will have discretion to construe and interpret this Policy and its decisions will be final and binding on the Company, the Covered Executive and all other interested persons.

11.	Tax Withholding

All payments to a Covered Executive under this Policy will be reduced by any required withholdings of applicable federal, state, local and foreign taxes.

12.	Assignment

The Covered Executive’s rights and obligations under this Policy may not be assigned or transferred. The Company may not assign or transfer its obligations under this Agreement except in the event the Company is merged or consolidated into, or with, any other company, or if substantially all of the assets of the Company are transferred to another company.

13.	Remedies for Breach

Each party will bear its own costs to resolve any dispute arising under this Policy; provided, however, that in the event that a Covered Executive is determined to be the prevailing party in such dispute pursuant to a final non-appealable order or in a binding arbitration, the Company will reimburse the Covered Executive for the reasonable costs incurred to enforce this Policy, including, without limitation, reasonable attorneys’ fees.

14.	Definitions

A.    Cause means that, in the reasonable judgment of the Compensation Committee, any of the following events have occurred: (1) the willful or negligent failure by the Covered Executive to substantially perform his or her duties with the Company and, after written notification by the Company to the Covered Executive, the continued failure of the Covered Executive to substantially perform such duties; (2) the willful or negligent engagement by the Covered Executive in conduct which is demonstrably and materially injurious to the Company, financially or otherwise; (3) action or inaction by the Covered Executive that constitutes a breach of a fiduciary duty with respect to the Company or any of its subsidiaries; (4) the violation of any material written policy, rule or regulation of the Company; or (5) the Covered Executive’s material breach of any agreement in respect of confidentiality with the Company, whether or not entered into after the Effective Date.

B.    Disability means a Covered Executive’s having become unable (as determined by the Compensation Committee in good faith) to perform regularly his or her duties with the Company by reason of illness or incapacity.

C.    Good Reason means the occurrence of any of the following: (1) a reduction in a Covered Executive’s annual base salary rate, unless such reduction generally applies to other Covered Executives regardless of the reason(s) therefor; (2) a substantial diminution in a Covered Executive’s duties, authorities or responsibilities; or (3) the relocation of a Covered Executive’s principal place of employment with the Company such that (a) the distance from the former principal place of employment to the relocated principal place of employment is over 50 miles and (b) the distance from his or her primary residence to the relocated principal place of employment is over 50 miles; provided, however, that Good Reason shall exist only to the extent that a Covered Executive provides the Company, in care of the Company’s Chief Executive Officer (or, if involving the Company’s Chief Executive Officer, in care of the Chair of the Board of Directors) at the Company’s then-current corporate headquarters, with written notice of his or her intention to terminate employment with the Company for Good Reason that specifies the condition(s) constituting Good Reason and the Company fails to correct such condition(s) within ten (10) business days from receipt of such written notice. Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the one hundred and twentieth (120th) day following the later of its occurrence or the Covered Executive’s knowledge thereof, unless the Covered Executive has given the Company written notice of such condition and of the Covered Executive’s intent to terminate for Good Reason prior to such date. With respect to the Chief Executive Officer only, Good Reason shall also include a change in responsibilities such that the Chief Executive Officer reports to someone other than directly to the Company’s Board of Directors.

D.    Payment Date means, with respect to payment of any severance pay and/or benefits (except for any applicable medical, dental and/or vision benefits) relating to a Covered Executive’s termination of employment under this Policy, a date selected by the Company that is within thirty (30) days following the Termination Date except in respect of the payments provided for in 3B(1)(d) and 3B(2)(d) above; provided, however, that the Payment Date shall be such date as avoids a violation of applicable law, including but not limited to, Section 409A of the Code. The Payment Date may, at the sole discretion of the Company, be different dates for different pay and/or benefits due under this Policy, as long as such dates comply with the requirements of applicable law.

E.    Termination Date means the date on which a Covered Executive’s experiences a “separation from service” within the meaning of Section 409A of the Code from the Company.

F.    Without Cause means a termination of a Covered Executive’s employment (1) by the Company other than for Cause or (2) because of the Covered Executive’s Disability, but only to the extent that the Covered Executive is not receiving long-term disability benefits under the Company’s long-term disability plan (or is eligible, but declined to receive, such long-term disability benefits).

EXHIBIT A

Form of Release

GENERAL RELEASE

This General Release (the “Agreement”) is made and entered into as of             , 20        , by and between Farmers National Banc Corp. (the “Company”), and                          (the “Executive”) (collectively, the “Parties”).

ARTICLE I. RELEASES, WAIVERS AND REVOCATION RIGHTS

1.01    Release. In consideration of receipt of the payments and benefits pursuant to the Company’s Executive Separation Policy, as it may have been amended from time to time (“Separation Policy”), the Executive does hereby fully and forever surrender, release, acquit and discharge the Company, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of the Executive’s employment with the Company or any affiliate thereof, the Executive’s relationship with the Company or any affiliate and/or the termination of the Executive’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Without limiting the generality of the foregoing, the Executive specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenants of good faith and fair dealing, defamation, fraud, promissory estoppel, intentional or negligent infliction of emotional distress, discrimination based on age, pain and suffering, personal injury, punitive damages, and any and all claims arising from any alleged violation by the Released Parties of any federal, state, or local statutes, ordinances or common laws, including but not limited to the Ohio Civil Rights Act, including all provisions of the Ohio Revised Code concerning discrimination on the basis of age, the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (“ADA” and “ADAA”) or the Employee Retirement Income Security Act of 1974. This release of rights is knowing and voluntary. The Company acknowledges that the Executive does not release herein any rights or claims which may arise after the Effective Date of this Agreement (as defined in Section 1.03 of this Agreement) nor any rights the Executive has under the CIC Agreement, any rights the Executive may have regarding the enforcement of the CIC Agreement, the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the Executive’s rights to indemnification.

1.02    Waiver of Right to Sue. Except with regard to the Company’s commitments contained in the Separation Policy, the Executive further agrees, promises and covenants that neither the Executive, nor any person, organization, or any other entity acting on the Executive’s behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against the Company, involving any matter occurring in the past up to the Effective Date of this Agreement or involving any continuing effects of actions or practices which arose prior to the Effective Date of this Agreement or the termination of the Executive’s employment.

1.03    Older Workers’ Benefit Protection Act Waiver. The Executive has certain individual federal rights, which must be explicitly waived. Specifically, the Executive is protected by the ADEA from discrimination in employment because of the Executive’s age. By executing this Agreement, the Executive waives these rights as to any past or current claims. Notwithstanding anything else in this Agreement, excluded from this Agreement are ADEA age claims that may arise after execution of this Agreement. In connection with the releases in Section 1.01 and waivers in Section 1.02 of any and all claims or disputes that the Executive has or may have on the date hereof, the Executive makes the following acknowledgements:

[1]    By signing this Agreement, the Executive waives all claims against the Released Parties for discrimination based on age, including without limitation, any claim which arises under or by reason of a violation of the ADEA.

[2]    In consideration of the releases, waivers and covenants made by the Executive under this Agreement, the Executive will be receiving the applicable payments and other benefits in the amounts and manner described in Section 3B of the Separation Policy.

[3]    The Executive represents and acknowledges that the Executive has consulted with an attorney prior to executing this Agreement and the Executive has been given a period of at least twenty-one (21) days within which to consider whether or not to enter into this Agreement.

[4]    The Executive understands that this Agreement shall be effective as of the date on which the Executive signs the Agreement (“Effective Date”), provided that the Agreement is not revoked by the Executive within seven days after the Executive signs the Agreement. For a period of seven days after the Executive signs the Agreement, the Executive has the right to revoke and/or cancel this Agreement by the delivery of notice in writing of revocation and/or cancellation to the Company. In the event that the Executive does not revoke and/or cancel this Agreement during this period, this Agreement shall become effective on the Effective Date. In the event that the Executive revokes this Agreement, the Executive shall not be entitled to any of the consideration set out in Section 3B of the Separation Policy.

ARTICLE II.    MISCELLANEOUS

2.01    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile signatures will have the same legal effect as original signatures.

2.02    Applicable Law. To the extent not preempted by federal law, the provisions of this Agreement will be construed and enforced in accordance with the laws of the state of Ohio.

2.03    Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement, as of             , 20        .

FARMERS NATIONAL BANC CORP.

By:	Date signed:

Title:

THE EXECUTIVE

Date signed:
Signature

Print Name